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                                                                    EXHIBIT 99.1
[ETEC LOGO]
                     NEWS RELEASE
                     -----------------------------------------------------------

FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION, CONTACT:


David Miller                                       Rae Anne Chalmers
Marketing Communications Mgr.                      Manager, Investor Relations
ph:  510.780.3710                                  ph.  510.887.3578
fax: 510.887.2870                                  fax: 510.732.1469

                    ETEC SYSTEMS INC. ACQUIRES EBETECH GMBH
                 Manufacturer of Electron Beam Test Equipment
                 --------------------------------------------

HAYWARD, Calif., March 18, 1997--Etec Systems, Inc. (Nasdaq:ETEC), a leader in pattern generation (PG) equipment for the worldwide semiconductor and electronics industries, today announced that in a cash transaction it has acquired all of the shares of Munich, Germany based Ebetech Electron-Beam Technology GmbH, from VCB, the Venture Capital Company of Siemens AG, MRS Technology, Inc. (NASDAQ:MRSI) and a group of founding employees. Ebetech is engaged in the development and production of focused electron-beam test systems for flat panel displays (FPDs) and related circuits on glass electronics components such as printed circuit boards (PCBs) and multichip modules (MCMs). Etec also announced that it has completed its preliminary evaluation of the allocation of the purchase price to the assets acquired. Under the purchase accounting method, a one-time charge to Etec's earnings (approximately 15 to 20 cents per share) will be recorded in the third quarter ending April 30, 1997 for in-process research and development.

The new subsidiary will employ current Ebetech personnel and will maintain a Munich location. Financial terms of the agreement were not disclosed.

A Complement to the Etec Technology Strategy
--------------------------------------------

Commenting on the acquisition, Steve Cooper, Chairman, President and CEO of Etec Systems, Inc. stated, "Ebetech brings yet another exciting dimension to Etec--their technologies complement both our current product offerings and those we plan to offer in the future. Ebetech has developed, and is gearing up to manufacture, electron-beam test equipment for markets we are serving with the Etec Polyscan systems. As Etec is already building the worldwide infrastructure to sell to and service these industries, Ebetech makes a logical addition. The acquisition brings diversity in emerging market areas, but at the same time offers a product line based on electron-beam technology, an area in which Etec has a great reputation for leadership and innovation."

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Etec Systems, Inc.                                    26460 Corporate Avenue
510-783-9210                                          Hayward, California 94545



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In addition to producing its current product, the Ebetech PanelTester 2000,
Ebetech will serve as a European center for advanced electron-beam research and development. This provides Etec access to electron-beam technologists in Europe.


About Ebetech
-------------

Ebetech started as a research project with Siemens in 1984 to develop an electron-beam tester for MCMs to support mainframe computer production within Siemens. In 1993 the technology was transferred to Integrated Circuit Testing Gmbh, and for two years the company entered a research and development phase. In 1996 Ebetech Electron-Beam Technology GmbH was created and spun out of ICT. The first Ebetech system to test FPDs was sold to a division of Bosch AG in October of 1996.

The Ebetech FPD product uses a focused electron beam which, as it tests a panel, injects a charge individually onto each pixel of the display matrix and then measures the voltage response to characterize the electrical performance of each pixel. This allows the system to identify defects such as shorts, open circuits and defective circuit elements in electronic microstructures that might, for example, impair display quality on an FPD. The detection of electrical defects before cell assembly saves the cost of materials that would otherwise be added to a defective part and is becoming increasingly important to manufacturers interested in reducing costs and lost time from defects.

Panel testing is increasing and the electron-beam test technique for FPDs has a number of advantages over its competition, including flexibility in addressing multiple display technologies and the ability to test integrated electronics. An important advantage of the Ebetech technology is its lack of high precision moving parts. It offers more complete testing of matrix transistors in active matrix liquid crystal displays (AMLCDs), better transistor response characteristics and the usual open and short tests.

Applied to MCM and PCB testing,the Ebetech tool potentially could test high density substrates with much smaller pitches, much higher pin counts and higher numbers of chips per unit area than competitive devices. Ebetech technology eliminates expensive test fixtures and time consuming setup required by pin grid array testers, as well as eliminating the high precision mechanical systems of flying probe testers.

Reached in Munich, Ebetech managing director Dr. Matthias Brunner stated, "We are proud to join a company with Etec's name and reputation in electron-beam research and development. With similar corporate cultures, I think we will quickly be up to speed and working together. Etec has a strong presence in the Far East, which is expected to be the largest market for our products, and Etec's worldwide sales and service organization will allow us to present our product to the marketplace more
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rapidly." Dr. Brunner is well known worldwide for his electron-beam research and has published a number of papers on the subject.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including the timely development and acceptance of new products, finalization of the acquisition, reliance on key personnel and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.

About Etec: Etec Systems, Inc. is a leader in pattern generation (PG) equipment for the worldwide semiconductor and electronics industries. Its products include electron- and laser-beam systems that produce high-precision masks, used to print circuit patterns onto semiconductor wafers and high-speed, large-area laser direct imaging systems for electronic interconnect production applications. Etec Polyscan, Inc. is a subsidiary of Etec Systems based in Tucson, Arizona. Etec's stock is traded on the Nasdaq under the symbol ETEC. The company's World Wide Web site can be accessed at http://www.etec.com.